UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2012

LL&E ROYALTY TRUST
(Exact name of Registrant as specified in its charter)

Texas	1-8518	76-6007940
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

James E. Barlett, Trustee
5082 East Hampden Avenue, Suite 148
Denver, Colorado 80222
(Address of principal executive offices)
Registrant’s Telephone Number, including area code: (303) 789-5959

Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 10, 2012, James E. Barlett, as trustee (the “Trustee”) of LL&E Royalty Trust (the “Trust”), received a reserve report as of December 31, 2011 (the “Reserve Report”) prepared for the Trust by its independent petroleum engineers, Miller and Lents, Ltd. (“Miller and Lents”), relating solely to the Trust’s interests in the Jay Field, South Pass 89, and Offshore Louisiana. The Reserve Report, which is based on information furnished to Miller and Lents by the working interest owners, indicates that, as of December 31, 2011, the estimated future net revenues attributable to the interests held by the Trust in the Jay Field, South Pass 89, and Offshore Louisiana are $38.6 million, and that the standardized measure of discounted estimated future net cash flows, discounted at 10% annually in accordance with SEC guidelines, is $25.7 million. The estimated future net revenues and the standardized measure of discounted estimated future net cash flows have not been adjusted to account for production since December 31, 2011 or for changes in market prices after that date.

In the Reserve Report, Miller and Lents estimated that, as of December 31, 2011, there were approximately 377 thousand barrels of oil and natural gas liquids and 29 million cubic feet of natural gas of imputed proved reserves attributable to the Trust’s interests in the Jay Field, South Pass 89, and Offshore Louisiana, approximately 98% of which were proved developed producing and approximately 2% of which were proved undeveloped.

The average price assumptions used in preparing the estimates were $108.18 per barrel of oil, $67.99 per barrel of natural gas liquids, and $4.12 per Mcf for gas.

The Trust’s prior reserve report from Miller and Lents as of September 30, 2010 (which was included as Appendix A to the Trust’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on August 19, 2011) estimated that future net revenues attributable to the interests held by the Trust in the Jay Field, South Pass 89, and Offshore Louisiana were $8.9 million, and that the discounted estimated future net cash flows, discounted at 10% annually, was $4.8 million.  This represents a 334% increase in the estimated future net revenues attributable to the interests held by the Trust, and a 435% increase in the discounted estimated future net cash flows.

In its prior reserve report as of September 30, 2010, Miller and Lents reported that  the escrow balances were approximately $4.5 million, $9.4 million, and $10.6 million for the Jay Field, South Pass 89, and Offshore Louisiana respectively.  In the current Reserve Report, these escrow balances were $19.6 million, $12.1 million, and $8.1 million, respectively, as of December 31, 2011.  The Reserve Report also stated that the estimate of the future dismantlement costs net of salvage value to the working interest in Jay Field, South Pass 89, and Offshore Louisiana were $16.1 million, $11.3 million, and $9.9 million, respectively.   The Reserve Report also stated that Excess Production Costs to the Working Interest Owner's working interest to be recovered from future Net Proceeds from Jay Field, South Pass 89, and Offshore Louisiana as of December 31, 2011, were approximately $12.8 million, $1.9 million, and $3.6 million, respectively.

There are many uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the timing of development expenditures. The reserve data set forth in the Reserve Report, although prepared by independent engineers in a manner customary in the industry, are estimates only, and actual quantities and values of oil and gas are likely to differ from the estimated amounts set forth therein. In addition, the standardized measure of discounted estimated future net cash flows shown in the Reserve Report was prepared using guidelines established by the Securities and Exchange Commission for disclosure of reserves and should not be considered representative of the market value of such reserves. A market value determination would include many additional factors. The Trustee is not able to, and does not, make any estimate or projection of the value of the Trust’s assets or any amount that a purchaser may be willing to pay for any of the assets. Any investment in LL&E Royalty Trust Units is subject to all of the risks described in the Trust’s periodic and current reports filed with the SEC, including the risks described under the caption “Risk Factors” in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on August 19, 2011.

A copy of the Reserve Report, dated October 10, 2012, is filed herewith. Investors are cautioned to review the Reserve Report in its entirety.

The information furnished pursuant to this Item 8.01 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Reserve Report dated October 10, 2012 (solely furnished and not filed for purposes of Item 7.01).
99.2	Press Release of the Trust dated October 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LL&E Royalty Trust

Date: October 29, 2012	By:	/s/ James E. Barlett
James E. Barlett, Trustee